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Exhibit 5.1

Davis Graham & Stubbs LLP

November 13, 2006

Venoco, Inc.
370 17th Street, Suite 2950
Denver, Colorado 80202-1370

Re:
Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as counsel to Venoco, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to 14,375,000 shares of Company common stock, par value $.01 per share (the "Shares"). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement filed as an exhibit thereto. In such connection, we have examined certain corporate records and proceedings of the Company, including actions taken by the Company's board of directors in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.

        Based on the foregoing, it is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable shares of capital stock of the Company.

        We hereby consent to be named in the Registration Statement and in the Prospectus constituting a part thereof, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as an Exhibit to the aforesaid Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules of the Securities and Exchange Commission.

Very truly yours,
/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP

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  Exhibit 5.1